EX-3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF 9 METERS BIOPHARMA, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
9 Meters Biopharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
The Board of Directors of the Corporation duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amendment”) and declaring said Amendment to be advisable. The stockholders of the Corporation duly approved said proposed Amendment at the Annual Meeting of Stockholders of the Corporation held on June 22, 2022 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the Amendment is as follows:
FIRST: In order to effect the Amendment, the FIFTH ARTICLE of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following paragraphs after the fourth paragraph of the FIFTH ARTICLE:

“The issued and outstanding Common Stock of the Corporation, $0.0001 par value, shall, at 5:00 p.m., Eastern Standard Time, on October 17, 2022 (the “2022 Effective Time”), be deemed to be “reverse stock split,” and in furtherance thereof, there shall, after the 2022 Effective Time, be deemed to be issued and outstanding one (1) share of Common Stock for and instead of each twenty (20) shares of Common Stock issued and outstanding immediately prior to the 2022 Effective Time. Shares of Common Stock that were outstanding prior to the 2022 Effective Time and that are not outstanding after the 2022 Effective Time shall resume the status of authorized but unissued shares of Common Stock. To the extent that any stockholder shall be deemed after the 2022 Effective Time as a result of this Amendment to own a fractional share of Common Stock, such fractional share shall be deemed to be one whole share.

The reverse stock split shall occur without any further action on the part of the Corporation or the holders of shares of Common Stock and whether or not certificates representing such holders’ shares prior to the reverse stock split are surrendered for cancellation. Each stock certificate that, immediately prior to the 2022 Effective Time, represented shares of Common Stock shall, after the 2022 Effective Time, represent that number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of any fractional shares of Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Common Stock prior to the 2022 Effective Time shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been reclassified, as well as any whole share in lieu of fractional shares of Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

SECOND: Except as expressly amended herein, all provisions of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Office of the Secretary of State of the State of Delaware on December 5, 2018, and amended on May 1, 2020 and June 22, 2021, shall remain in full force and effect.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the Corporation’s number of shares of authorized capital stock of all classes, and the par value thereof, shall not be changed or affected under or by reason of said amendment.

EX-3.1
FIFTH: That said amendment shall be effective at 5:00 p.m., Eastern Standard Time, on October 17, 2022.

EX-3.1
IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, this 14th day of October, 2022.

9 METERS BIOPHARMA, INC.

By: /s/ Bethany Sensenig
Name: Bethany Sensenig
Title: Chief Financial Officer